EXHIBIT 99.1

FOR RELEASE AT 8:00 AM EST ON THURSDAY, JANUARY 31, 2008

KODIAK OIL & GAS CORP. ANNOUNCES DEFINITIVE

VERMILLION BASIN EXPLORATION AGREEMENT

DENVER – January 31, 2008 (PRNewswire) – Kodiak Oil & Gas Corp. (AMEX: KOG), an oil and gas exploration and production company with assets in the Green River Basin of Wyoming and the Williston Basin of North Dakota and Montana, today announced that it has entered into a definitive Exploration Agreement with Oklahoma City-based Devon Energy Production Company, L.P., a wholly owned subsidiary of Devon Energy Corp. (NYSE: DVN). As part of the Agreement, Kodiak and Devon have set forth terms and conditions that create an Area of Mutual Interest (AMI) for the exploration, leasing, and development of certain of Kodiak’s Vermillion Basin, Wyoming oil and gas properties.

Select terms and conditions of the Exploration Agreement are highlighted below:

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By June 30, 2008, Devon, as operator, will commence the drilling of the first of three proposed wells to test the productive potential of the Baxter shale formation within the participation area at Devon’s sole costs and risk. All three wells are scheduled to be commenced by November 15, 2009. Upon completion of each well, Kodiak will have a 50% working interest in each of the three wells proportionately reduced to the interest of jointly held leasehold in the event of third-party interest.

•	The initial three well locations will test the Baxter shale productive potential in the northern portion of the AMI.
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By drilling the three wells, Devon will earn, among other considerations, 50% of Kodiak’s leasehold interest to all depths within the AMI, excluding any leasehold already jointly held by and between Kodiak and Devon and any existing Kodiak wellbores.

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As a result of the Agreement, Kodiak’s interest will total approximately 16,000 net acres in Wyoming’s Vermillion Basin, excluding farm-in acreage that can be earned under existing agreements. The AMI will expire after a period of five years, unless extended by mutual agreement of both parties. On a going-forward basis, either party acquiring an interest or lease within the participating area must offer the other party a 50% proportionate share of that lease.

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Devon serves as operator under the terms of the Agreement. While Devon is operator of record, it is understood that both parties will collaborate by each providing technical input and drilling and completion expertise in order to best develop the AMI properties.

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Separate to the above described three-well program, Devon will participate for one-half of Kodiak’s 26.67% interest (13.33% net to Devon) in the Whiskey Canyon #3 well, a Baxter shale test located in Sweetwater County, Wyoming which reached total depth of 12,280 feet on January 10, 2008.

Management Comment

Commenting on the Exploration Agreement, Lynn Peterson, Kodiak’s President and CEO said: “Today’s Agreement with a leading super-independent like Devon provides important technical expertise that we can leverage to help further refine the drilling and completion techniques utilized in the basin as we move together toward the development phase. As a result of the Agreement with Devon, Kodiak will be able to allocate additional 2008 CAPEX to our growing Williston Basin Bakken oil play where strong commodity prices should contribute to meaningful cash flow. Kodiak has assembled a significant acreage position in this emerging play and we are now shifting our focus to the commencement of drilling operations in the coming months.”

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The Company’s common shares are listed for trading on the American Stock Exchange “KOG.”

UForward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the timing and amount of future revenues and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

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